Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of October 4, 2006, by and among TEAMM Pharmaceuticals, Inc., a Florida corporation (“Seller”), Accentia BioPharmaceuticals, Inc., a Florida corporation, (“Parent”) and Tiber, Inc., a Georgia corporation (the “Buyer”).

RECITALS

WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

Article I. Definitions

Construction of Certain Terms and Phrases.

1.0	Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section” or “Exhibit” refer to the specified Article, Section or Exhibit of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase, “and/or”; and (f) the term “including” means “including without limitation.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used but not otherwise defined herein shall have the meanings ascribed to such terms under U.S. Generally Accepted Accounting Principles. The Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed against any Party shall not apply to any construction or interpretation hereof.

As used in this Agreement, the following defined terms have the meanings described below:

1.1	“Action or Proceeding” means any action, suit, proceeding, arbitration, Order, inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

1.2	“Adverse Effect” means an effect or condition that individually or in the aggregate is materially adverse to the Purchased Assets or the business, results of operations, or financial condition of the Business.

1.3	“Affiliate” means, with respect to any Person, any other Person which controls, is controlled by or is under common control with such person or entity. A Person shall be regarded as in control of another Person if it owns or controls, directly or indirectly, (i) in the case of corporate entities at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the equity securities in the subject entity entitled to vote in the election of directors and, (ii) in the case of an entity that is not a corporation, at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the equity securities or other ownership interests with the power to direct the management and policies of such subject entity or entitled to elect the corresponding management authority.

1.4	“Agreement” has the meaning set forth in the Preamble hereto.

1.5	“Assets and Properties” of any Person means all assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, regulatory approvals, equipment, inventory, goods, minute books, stock records and corporate seals, shares of capital stock held in treasury, all personnel records, all claims for refund of taxes, and all rights in connection with and assets of any employee benefit plans.

1.6	“Assumed Contract” means those Contracts identified in Article 6.6 of the Seller Disclosure Schedule.

1.7	“Assumed Liabilities” means (i) all rebates and chargebacks and obligations under or pursuant to the Assumed Contracts received after the Closing Date, so long as such rebates and chargebacks do not exceed a total of $15,000 for all liabilities for the first quarter beginning October 1, 2006 and ending Dec 31,2006. For purposes of this agreement, rebates and chargebacks for the quarter October 1, 2006 through December 31, 2006 will be assumed to have been from sales incurred prior to the closing date, any rebates received after December 31, 2006 will assumed to be entirely from sales incurred after the Closing Date and will be the sole obligation of the Buyer. (ii) effective as of the start of the first calendar quarter beginning October 1, 2006, and continuing each quarter thereafter, all state and federal Medicaid/Medicare rebates related to the Products and Product Inventory that are received after Closing Date, (iii) that portion of returns associated only with the specific lot numbers and percentages identified in Schedule A.

1.8	“Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator or any public, private or industry regulatory authority, whether foreign, federal, state or local.

1.9	“Books and Records” means all files, documents, instruments, papers, books and records (other than Marketing Materials) owned by Seller or an Affiliate of Seller relating exclusively to the Business, including any pricing lists, customer lists, vendor lists and financial data, but excluding any such items to the extent that (i) any applicable Law prohibits their transfer or (ii) any transfer thereof would subject Seller or any of its Affiliates to any contractual or other Liability or obligation.

1.10	“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

1.11	“Business” means the activities of manufacturing, marketing, selling and distributing the Products in the Territory.

1.12	“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York are authorized or obligated to close.

1.13	“Buyer” has the meaning set forth in the Preamble to this Agreement.

1.14	“Buyer Disclosure Schedule” has the meaning set forth in Article VII hereof.

1.15	“Buyer Governmental Consent” has the meaning set forth in Article 7.4.

1.16	“Buyer Indemnified Parties” shall have the meaning set forth in Article 11.2.

1.17	“Buyer Labeling” means the printed labels, labeling and packaging materials, including printed carton, container labels and package inserts, used by Buyer and bearing Buyer’s name for the Products.

1.18	“Closing” has the meaning set forth in Article 5.1.

1.19	“Closing Date” means the date that the Closing actually occurs as provided in Article 5.1.

1.20	“Closing Payments” has the meaning set forth in Article 4.1

1.21	“Confidential Information” has the meaning set forth in Article 12.1.

1.22	“Contemplated Transactions” means all of transactions contemplated by this Agreement.

1.23	“Contract” means any and all commitments, contracts, consensual obligations, purchase orders, leases, promises or undertaking or other agreements, whether written or oral and whether express or implied.

1.24	“Corporate Names” has the meaning set forth in Article 8.6

1.25	“Cost of Goods” means the price charged by the manufacturer to Seller.

1.26	“Encumbrance” means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, claim, option, pledge, right of way, easement, encroachment, levy, charge or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

1.27	“Excluded Assets” means all Assets and Properties of Seller and its Affiliates except the Purchased Assets.

1.28	“Excluded Liabilities” means i) any product liability claims arising out of the ownership or sale of the Products by Seller prior to the Closing ii) any Liability for Taxes arising out of the ownership of the Products by Seller prior to the Closing, as well as taxes for the period pre-Closing on inventory, income of Seller, sales and use and ad valorem tax and tax on the sale of the Purchased Assets iii) all accounts payable incurred by Seller or an Affiliate of Seller with respect to the Business prior to Closing, (iv) any rebate liability for the quarter ending September 30, 2006 as long as Buyer does not adversely affect rebate liability, (v) any return for Products not specified by lot number in Schedule A and (vi) any other Liability of Seller or any of its Affiliates not expressly assumed by Buyer hereunder.

1.29	“Food and Drug Laws” means the Federal Food, Drug, and Cosmetic Act of 1938, as amended, and all similar state, local, and foreign laws or ordinances, as well as all other Federal and state laws related to the development, manufacture, offer for sale, sale, use and import of the Products, including, without limitation, all safety, environmental, and fire and health laws.

1.30	“GAAP” means generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis on which financial statements are prepared.

1.31	“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, or any supra-national organization, state, county, city or other political subdivision thereof.

1.32	“Gross Revenue” means the invoiced amount for Products shipped

1.33	“Indemnification Claim Notice” has the meaning set forth in Article 11.2(c).

1.34	“Indemnified Party” has the meaning set forth in Article 11.2(c).

1.35	“Indemnifying Party” has the meaning set forth in Article 11.2(c).

1.36	“Indemnitee” and “Indemnitees” have the respective meanings set forth in Article 11.2(c).

1.37	“Initial Amount” has the meaning set forth in Article 4.2(c).

1.38

“Know-how” means all information owned or licensed by Seller and its Affiliates and used exclusively in connection with the Business, including any Product specifications, technical knowledge, expertise, skill, practice, procedures, formulae, trade secrets, confidential information, analytical methodology, processes, preclinical, clinical, stability and other data, market studies and all other experience and know-how, in each case in tangible form, whether or not patented or patentable.

1.39	“Knowledge” with respect to any Party, means the actual knowledge of the senior executive officers of such Party after due inquiry.

1.40	“Law” means any federal, state or local law, statute or ordinance, or any rule, regulation, or published guidelines promulgated by any Governmental or Regulatory Authority.

1.41	“Liability” means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due), including any liability for Taxes.

1.42	“Marketing Materials” means all market research, marketing plans, media plans, advertising, promotional and marketing books and records owned by Seller and its Affiliates and used exclusively in connection with the marketing and promotion of the Products, other than any such items to the extent that (i) any applicable Law prohibits their transfer or (ii) any transfer thereof would subject Seller or any of its Affiliates to any contractual or other Liability or obligation.

1.43	“Net Revenue” means the Gross Revenues of the Products less credits for rebates, shipping costs, chargebacks, Product returns and other discounts deducted from the payment made by the customer.

1.44	“Non-disclosing Party” has the meaning set forth in Article 12.1.

1.45	“Order” means any order, writ, judgment, decree, ruling, injunction, assessment or arbitration award or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final) or arbitrator.

1.46	“Ordinary Course of Business” means such action that is consistent in nature, scope and magnitude with the past practices of the Business.

1.47	“Parties” means Buyer and Seller.

1.48	“Party” means each of Buyer and Seller.

1.49	“Permits” means all qualifications, registrations, filings, privileges, franchises, immunities, licenses, permits, authorizations and approvals of Authorities which are used or required in the development, manufacture, offer for sale, sale, use and import of the Products, including, without limitation, all certificates, licenses and permits relating to building, safety, environmental laws, Food and Drug Laws, fire and health.

1.50	“Permitted Encumbrance” means any minor imperfection of title or similar Encumbrance that individually or in the aggregate would not have an Adverse Effect to Buyer.

1.51	“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, business trust, trust, union, unincorporated association or Governmental or Regulatory Authority.

1.52	“Products” means Histex™ HC, Histex™ SR, Histex™ Liquid, Histex™ PD, Histex™ CT, Histex™ and all reformulations or line extensions under the Histex trade name manufactured to date or hereafter, excluding Histex™ PD-12 and Histex™ IE, and includes the Trademarks, Products in the Distribution Channel, tooling and equipment, licenses and permits, Marketing Materials and packaging supplies.

1.53	“Products in the Distribution Channel” means all products physically held in any entity that distributes or dispenses such products including, but not limited to, wholesalers, distributors, chain warehouses, retail drugstores, clinics, hospitals, buying groups or mail order distributors.

1.54	“Product Inventory” means all inventory as set forth on Seller’s Disclosure Schedule Article 6.7 (which shall be updated as of Closing), including all inventory of finished Product in all sizes and presentation including all reformulations owned as of the Closing by Seller or any Affiliate thereof of finished Product or works in progress or materials used in the manufacture of finished Product including all reformulations held at a location or facility of Seller, any Affiliate of Seller or any of Seller’s contract manufacturers. Article 6.7 of the Seller Disclosure Schedule lists the Product Inventory of finished Products acquired by Buyer as of the Closing.

1.55	“Pull-Through” means for the specific time period, the sum of (i) the dispensing of the Product Inventory and the Products in the Distribution Channel for the NDC codes listed on Exhibit C as evidenced by Wolters Kluwer reporting data and (ii) the Returns Report minus the Shipment Report. The amount of Pull-Through shall be subject to audit by Seller in accordance with the provisions set forth in Article 4.2(ii).

1.56	“Purchase Price” has the meaning set forth in Article IV.

1.57	“Purchased Assets” means (i) the Products; (ii) the Product Inventory; (iii) Products in the Distribution Channel, (iv) Sample Inventory (v) the Assumed Contracts; (vi) the Trademarks; and (vii) the Marketing Materials.

1.58	“Regulatory Approvals” means, as they relate exclusively to the Products and to the extent owned or licensed by Seller, the new drug applications and new drug submissions for the Products, all supplements thereto and all regulatory files relating thereto and all other regulatory approvals and governmental registrations made by or issued to Seller that relate specifically to pertaining to the Products, Transferred Patents, or Permits.

1.59	“Royalty End Date” means the date three (3) years following the Closing Date.

1.60	“Returns Report” means a report totaling all credit memoranda issued and/or payments made by Buyer to customers with respect to Products in the Distribution Channel and Product Inventory that were returned to Buyer. Each Returns Report shall contain, at a minimum, the specific Product(s) and Product Inventory and number of bottles of such Product(s) and Product Inventory returned to Buyer, the customer(s) and the dollar amount of payments made or credits issued to such customer(s). The first Returns Report will be for the period from the Closing Date through the end of the month immediately following Closing. Thereafter the Returns Report will be for monthly time periods. Returns Reports will be transmitted no later than ten (10) days following the close of the month.

1.61	“Sales Discounts and Allowances” means any sales discounts and/or other allowances, including but not limited to, promotions and terms given to such customers in the normal course of Business.

1.62	“Seller” has the meaning set forth in the Preamble to this Agreement.

1.63	“Seller Disclosure Schedule” has the meaning set forth in the preamble to Article VI of this Agreement.

1.64	“Shipment Report” means a report totaling all shipments of Product Inventory made by Buyer to customers. Each Shipment Report shall contain, at a minimum, the specific Product Inventory and number of bottles of the Product Inventory shipped by Buyer, the customer(s) and the dollar amount of shipments made to such customer(s). The first Shipment Report will be for the period from the Closing Date through December 31, 2006 . Thereafter, the Shipment Report will be for quarterly time periods.

1.65	“Specified Know-How” means all proprietary inventions, technology, trade secrets, know-how, data, procedures and other information, in each case that (a) have been reduced to writing or stored electronically or are in another tangible form, and (b) relate exclusively to the Products.

1.66	“Tax” means all of the following tax in connection with the operations of the Business or the Contemplated Transactions: (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment imposed by an Governmental or Regulatory Authority responsible for the imposition of any such tax (domestic or foreign) or payable under any tax-sharing agreement or any other contract; (ii) any Liability for the payment of any amounts of the type described in (i) as a result of being a member of any affiliated, consolidated, combined, unitary or other group for any taxable period; and (iii) any Liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

1.66	“Territory” means the United States of America.

1.67	“Trademarks” means the trade name, trade dress, logos, common law trademarks or service marks and registered trademarks or service marks and the associated goodwill with respect to the Products.

Article II. Purchase and Sale of Assets

2.1	Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller’s and each such Affiliate’s right, title and interest, as of the Closing, in and to the Purchased Assets free and clear of Encumbrances, with the exception for Permitted Encumbrances. The Excluded Assets are not part of the sale and purchase of the Contemplated Transactions, are excluded from the Purchased Assets and shall remain the property of Seller after Closing.

2.2	Notwithstanding anything contained in this Agreement to the contrary, Seller may retain an archival copy of all Assumed Contracts, Books and Records, Marketing Materials and other documents or materials conveyed hereunder.

Article III. Assumption of Assumed Liabilities

3.1	Subject to the terms and conditions of this Agreement, as of the Closing Date, Buyer agrees to assume, satisfy, perform, pay, discharge and otherwise be responsible for the Assumed Liabilities. The Excluded Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller.

Article IV. Purchase Price and Payment

4.1	Purchase Price. As consideration for the Purchased Assets, Buyer shall:

(a) (i) pay a cash purchase price for the Products and Marketing Materials equal to $150,000 payable at Closing; and (ii) pay a cash purchase price of $61,143 for the Product Inventory equal to the Cost of Goods as estimated by Seller for the inventory as listed on Exhibit A payable at closing. Buyer shall confirm the inventory within four (4) months of closing, with an adjustment to the Purchase Price made at the time of the first royalty payment.

(b) Assume the Assumed Liabilities.

(c) The Closing payments shall be paid by Buyer to Seller in cash by wire transfer of immediately available funds to an account or accounts designated by Seller prior to the Closing Date.

4.2	Additional Consideration. As additional consideration for the Purchased Assets:

(a) Additional Payments. Buyer shall pay from the Closing Date and for a period of three (3) years to Seller a quarterly royalty payment equal to eight percent (8%) of Net Revenue for the commercial sale of each Product. The minimum royalty due to Seller is $166,667 for each rolling12 month period quarter paid as provided in paragraph (b) below. The payment each quarter shall be the higher of the minimum payment for the quarter, ($41,500) or 8% of Net Revenue, adjusted as provided herein. However, if the sales in any rolling 12 month period are less than $2,075,000.00, the royalty payment due for such period will not exceed $166,667.00.

(b) Each payment to be made pursuant to this Article 4.2 shall be paid to Seller no later than the forty-fifth (45th) day after the end of each calendar quarter by check not less than two (2) Business Days prior to the date on which such payment is due.

(c) In the event the Buyer shall sublicense or re-license the Products to a third party, Seller shall continue to receive a quarterly royalty payment equal to eight percent (8%) on the commercial net sales of each Product and Product Inventory until the Royalty End Date subject to the payment provisions described in this Article 4.2 and subject to the minimum royalty described in this Article 4.2.

(d) In the event of rebates, returns, Sales Discounts and Allowances or other adjustments to Net Revenue occurring after the Royalty End Date, Buyer shall bill Seller for such adjustment with payment due thirty (30) days thereafter and an eight percent (8%) per annum interest charge shall be added to all delinquent payments. However for purposes of this agreement, minimum royalties must be met for the time period as listed in 4.2(a) and would not be lowered for returns, rebates, Sales Discounts and Allowances or other adjustments with the sole exception in response to FDA action listed in 4.2(e).

(e) Anything herein to the contrary notwithstanding, in the event that the FDA or other Authority takes action to remove the Products from the market or prevents their sale, then all royalty payments shall cease immediately. In the event, however, that products under the Histex trade name return for commercial sale within the royalty period outlined in this agreement, then royalty payments would resume for the remaining period.

(f) Buyer shall be responsible and shall hold seller harmless for all Assumed Liabilities as listed in Article 1.7. Seller shall prepare a report for Buyer listing in detail any payments that may be due to Seller to reimburse Seller for any Assumed Liabilities. The reports shall be submitted to the Buyer within ten (10) days of the close of the quarter and the amount due shall be paid with, and in addition to, the Buyer’s royalty payment.

(g) Within thirty days following proof to Buyer that Seller has paid return liability in excess of $100,000 over a two (2) year period from the Closing Date on Histex Products that is not an Assumed Liability, excluding returns from Histex IE and Histex PD 12, Buyer will reimburse Seller $25,000.

(i) Reports; Payments. In connection with each quarterly royalty payment set forth in Article 4.2(a) hereof, Buyer shall provide an estimated report by the tenth (10th) day after each quarterly period and a final report when the quarterly royalty payment is due setting forth the calculation of Net Revenue for each Product and Product Inventory for the applicable period and the amount of the royalty payment due, each in sufficient detail to permit Seller to determine whether the calculation of Net Revenue and the calculation of the royalty payment due is fair estimate. Buyer shall cause its representatives and employees to be reasonably available to Seller to discuss any questions or comments of Seller concerning such report.

(ii) Records; Access; Audit for Net Revenue. Buyer shall use commercially reasonable efforts to keep complete and accurate records of sales and all other information necessary to accurately calculate the Net Revenue for the periods described above and keep such records through the Royalty End Date and for an additional twelve (12) months. Until the Royalty End Date and for a period of twelve (12) additional months, Seller shall have the right through its representatives or an independent, certified public accountant to audit such records at the place or places of business where such records are customarily kept in order to verify the accuracy of the reports of Net Revenue made hereunder. Such audits may be exercised during normal business hours upon ten (10) days prior written notice to Buyer, provided that notice is given at least sixty (60) days after the due date of such royalty payment. Seller shall bear the full cost of such audit unless such audit discloses a variance of more than ten percent (10%) from the amount of any payment calculated with respect to Net Revenue under this Agreement, in which case Buyer shall bear the full cost of such audit. In the event that Buyer disputes the results of Seller’s audit, Buyer may through its representative or an independent certified public accountant, agreeable to the Seller, audit such records and if Buyer disputes the claimed amount of shortfall, Buyer shall provide notice of such dispute in writing with reasonable detail to Seller and Buyer and Seller shall attempt to resolve such dispute in good faith. If within twenty (20) days after receipt of the dispute by Seller, the Parties have been unable to resolve the dispute amicably, the matter will be resolved by an independent accounting firm of nationally recognized standing (the “Arbitrator”) that is mutually agreed upon by both Buyer and seller for final resolution. Should the Parties be unable to agree on an Arbitrator, one will be appointed by the American Arbitration Association. Any amounts that are determined to be due and owing by Buyer to Seller or by Seller to Buyer following such audit, including the fees and expenses of the Arbitrator, if necessary, shall be paid within ten (10) days thereafter, together with any interest due thereon (at a rate equal to nine percent (9%) per annum) for any amounts owing by one Party to the other.

(iii) Records; Access; Audit for Product Inventory and Products in the Distribution Channel. For a period of two years following the Closing Date, Buyer shall keep complete and accurate records of any returns and Sales Discounts and Allowances. Seller shall have the right through its representatives or an independent, certified public accountant to audit such records pertaining to the Purchased Assets, including the Returns Report and Shipment Report, at the place or places of business where such records are customarily kept in order to verify the accuracy of the returns and the Returns Report and Shipment Reports made hereunder. Such audits may be exercised during normal business hours upon ten (10) days prior written notice to Buyer.

(b) Responsibility for Product Inventory and Products in the Distribution Channel. Seller shall be responsible for payment of returns on all Product Inventory and Products in the Distribution Channel; Buyer will then reimburse Seller for that portion of returns as specified in Schedule A. Seller shall remain liable for all manufacturing defects, product liability, and any other liability related to such Product Inventory and Product placed in the distribution channel prior to the Closing Date, and the Product Inventory listed on Exhibit A.

4.3	Payment of Sales, Use and Other Taxes. Seller shall be solely responsible for all sales, use, transfer and other related Taxes, if any, arising out of the sale by Seller and its Affiliates of the Purchased Assets to Buyer pursuant to this Agreement. Buyer and Seller hereby waive compliance with the bulk transfer provisions of the uniform commercial code (or any similar law) (“Bulk Sales Laws”) in connection with this Agreement.

Article V. Closing

5.1	Time and Place. The closing of the transactions contemplated by this Agreement, including without limitation the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place as promptly as practicable, but no later than October 10, 2006 at the offices of Seller, unless another time or place shall be agreed to by the Parties.

5.2	Deliveries at Closing.

(a) Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i) Trademark assignments necessary to transfer the Trademarks to Buyer in form and substance reasonably acceptable to Seller and Buyer;

(ii) A bill of sale in form and substance reasonably acceptable to Seller and Buyer to transfer the Products, Product Inventory, Sample Inventory, Books and Records and Marketing Materials to Buyer;

(iii) Within five (5) days of closing, to transfer all warehoused inventory of Products to the location designated by Buyer by Buyer’s designated transport carrier and at Buyer’s expense

(b) Closing Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(i) the Closing payments in cash or by wire transfer in accordance with Article 4.1 hereof;

(ii) assignment and assumption agreements, reasonably satisfactory to Seller and Buyer, assigning to Buyer all rights and obligations of Seller in and to the Assumed Contracts;

(iii) such instruments of assumption and other instruments or documents, in form and substance reasonable acceptable to Seller and Buyer, as may be necessary to effect Buyer’s assumption of the Assumed Liabilities;

(iv) the certificates and other documents to be delivered pursuant to Article X hereof.

5.3	At and after Closing, Seller and Buyer shall cooperate and make commercially reasonable efforts to arrange the transfer of rights with respect to all Assumed Contracts with third parties relating to the Products from Seller to Buyer.

Article VI. Representations and Warranties of Seller

6.1	Seller and Parent represent and warrant to Buyer as of the date hereof, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate Sections hereof) supplied by Seller to Buyer and dated as of the date hereof (the “Seller Disclosure Schedule”), which Seller Disclosure Schedule shall be deemed to be representations and warranties of Seller as if made herein, as follows:

6.2	Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite power and authority to own its assets and carry on the Business as currently conducted by it.

6.3

Seller has all necessary power and authority and has taken all actions necessary to enter into this Agreement and to carry out the Contemplated Transactions. The Board of Directors of Seller has taken all action required by Law or its organizational documents to be taken by it to authorize the execution and delivery of this Agreement by the Seller and the consummation of the Contemplated Transaction. This Agreement has been duly and validly executed and delivered by Seller and, when executed and delivered by Buyer, will constitute a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

6.4	Non-Contravention. The execution and delivery by Seller of this Agreement does not, and the performance by it of its obligations under this Agreement and the consummation of the Contemplated Transactions will not:

(a) conflict with or result in a violation or Breach of any of the terms, conditions or provisions of the Certificate of Incorporation, as amended, and Bylaws of Seller;

(b) conflict with or result in a violation or Breach of any term or provision of any Law applicable to Seller, the Business or the Purchased Assets, other than such conflicts, violations or Breaches as would not have an Adverse Effect; or

(c) conflict with or result in a Breach or default (or an event which, with notice or lapse of time or both, would constitute a Breach or default) under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation or imposition of any security interest, lien or any other Encumbrance (other than a Permitted Encumbrance), other than such conflicts, Breaches or defaults as would not have an Adverse Effect.

6.5	Trademarks. Article 6.5 of the Seller Disclosure Schedule sets forth a complete and correct list of Trademarks. To the knowledge of the Seller, the Trademarks are not involved in any opposition, invalidation or cancellation proceeding.

6.6	Assumed Contracts. Article 6.6 of the Seller Disclosure Schedule sets forth a list of Contracts to which Seller is a party that relates to the marketing, sale or distribution of the Products and that relates to the purchase or disposition of assets, or the provision of services. Seller has made available to Buyer copies of the Assumed Contracts identified in Article 6.6 of the Seller Disclosure Schedule. Seller will make reasonable efforts to assist Buyer in their efforts to assume contracts. Regarding each the Assumed Contracts, Seller warrants and represents (a) that there have been no previous defaults, (b) that there have been no notices of default, and (c) that Seller has no knowledge of any default.

6.7	Inventory. Article 6.7 of the Seller Disclosure Schedule sets forth a list of all Product Inventory and Sample Inventory of finished Product by lot number acquired by Buyer.

6.8

Litigation. To the knowledge of the Seller there are no Actions or Proceedings currently pending or, to the Knowledge of Seller, threatened or reasonably anticipated against, relating to, affecting or arising, except for such Actions or Proceedings that could not reasonably be expected to have an Adverse Effect, in connection with (a) the Purchased Assets or the Business; (b) this Agreement; or (c) the Contemplated Transactions. Seller is not subject to any Order that could reasonably be expected to materially impair or delay the ability of Seller to perform its obligations hereunder.

6.9	Brokers. Seller has not retained any broker in connection with the Contemplated Transactions. Buyer has no, and will have no, obligation to pay any brokers, finders, investment bankers, financial advisors or similar fees in connection with the Contemplated Transactions by reason of any action taken by or on behalf of Seller.

6.10	Consents. All consents, waivers, approvals, Orders, authorizations of, declarations or filings with any Governmental or Regulatory Authority (each a “Seller Governmental Consent”) that are required by or with respect to the Seller in connection with the execution and delivery of this Agreement by Seller, have been obtained prior to Closing, except to the extent that the failure to obtain such Seller Governmental Consent would not have an Adverse Effect.

6.11	Compliance with Laws. To the knowledge of Seller with respect to the Purchased Assets, Seller is in compliance with all applicable rules, regulations, and statutes including but not limited to those administered, issued or promulgated by the FDA as well as any governing body that govern the sale of pharmaceuticals, except where failure to so comply could not reasonably be expected to result in an Adverse Effect.

6.12	Insurance. Seller has maintained product liability insurance covering the Purchased Assets, which policy is valid, outstanding and enforceable; is issued by an insurer that is financially sound and reputable provides a minimum of $5 million insurance coverage with respect to the Purchased Assets; and no notice of cancellation or non-renewal has been received by Seller.

6.13	Title to Assets. Except for Products in the Distribution Channel, Seller is the sole owner and has good title to all of the Purchased Assets, free and clear of Encumbrances, with the exception for Permitted Encumbrances.

6.14	No Returns Held. Seller has not instructed, knowingly or otherwise, any accounts to hold returns of Products.

6.15	Excluded Liabilities. Seller shall pay when due all Excluded Liabilities

6.16	Regulatory Matters

(a) Seller is in compliance with the laws applicable to the development, manufacture, labeling, testing and inspection of the Products, and with all applicable regulations, policies and procedures promulgated by the FDA with respect thereto. Seller has received no written notice that any recalls, field notifications or seizures have been ordered or, to Seller’s knowledge, threatened by any governmental body with respect to any of the Products with the acknowledged exception of the recent FDA guidance document related to products containing carbinoxamine. Seller has not received a warning letter or other similar written notice from the FDA regarding the Products

(b) None of the Products has been denied, placed on hold, withdrawn, suspended or discontinued as a result of any action by the FDA or any other similar Authority, by Seller or by any licensee or customer of any Product, in the United States or outside the United States (whether voluntarily or otherwise). No proceedings in the United States or outside of the United States (whether completed or pending) seeking the withdrawal, suspension or seizure of any Product or Permit related thereto are pending against Seller, any Product, or any licensee or customer of any Product, nor have any such proceedings been pending at any prior time.

(c) To the knowledge of the Seller, no officer, employee or agent of Seller, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Authority, failed to disclose a material fact required to be disclosed to the FDA or any other authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Authority to invoke with respect to Seller its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, and (ii) nor has, to the knowledge of Seller, any officer, employee or agent of Seller, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or any similar legal provision or permitted by 21 U.S.C. Section335a(b) or any similar legal provision.

(d) Seller has not received any written notice that the FDA or any other Authority has commenced, or overtly threatened to initiate, any action to enjoin production of any of the Products.

6.17	No Adverse Effect. No event creating an Adverse Effect affecting the Purchased Assets or the Products has occurred as of the Closing Date.

Article VII. Representations and Warranties of Buyer

7.1	Buyer represents and warrants to Seller as of the date hereof, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate Sections hereof) supplied by Buyer to Seller and dated as of the date hereof (the “Buyer Disclosure Schedule”), which Buyer Disclosure Schedule shall be deemed to be representations and warranties of Buyer as if made herein, as follows:

7.2	Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite power and authority to own its assets and carry on its business as currently conducted by it. Buyer is duly authorized to conduct its business and is in good standing in each jurisdiction where such qualification is required, except for any jurisdiction where failure to so qualify could not reasonably be expected, individually or in the aggregate, to have a Adverse effect on Buyer or materially impair or delay Buyer’s ability to perform its obligations hereunder.

7.3	Authority of Buyer. Buyer has all necessary power and authority and has taken all actions necessary to enter into this Agreement and to carry out the Contemplated Transactions. The Board of Directors of Buyer has taken all action required by Law, its Certificate of Incorporation, Bylaws or otherwise to be taken by it to authorize the execution and delivery of this Agreement by Buyer and the consummation of the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Buyer and, when executed and delivered by Seller, will constitute a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

7.4	Consents and Approvals. All consents, waivers, approvals, Orders, authorizations of, declarations or filings with any Governmental or Regulatory Authority (each a “Buyer Governmental Consent”) that are required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer have been obtained prior to Closing, except to the extent that the failure to obtain such Buyer Governmental Consent would not have an Adverse Effect.

7.5	Non-Contravention. The execution and delivery by Buyer of this Agreement does not, and the performance by it of its obligations under the Contemplated Transactions will not:

(a) conflict with or result in a violation or Breach of any of the terms, conditions or provisions of the Certificate of Incorporation, Bylaws or other organizational documents of Buyer;

(b) conflict with or result in a violation or Breach of any term or provisions of any Law applicable to Buyer other than such conflicts, violations or Breaches as would not have an Adverse Effect; or

(c) conflict with or result in a Breach or default (or an event which, with notice or lapse of time or both, would constitute a Breach or default) under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation or imposition of any security interest, lien or any other Encumbrance (other than a Permitted Encumbrance) upon any Contract to which Buyer is a party or by which Buyer or any of its assets is bound, other than such conflicts, Breaches or defaults as would not have an Adverse Effect.

7.6	Litigation. There are no Actions or Proceedings pending, or to the Knowledge of Buyer threatened or anticipated, against, relating to, affecting or arising in connection with (a) this Agreement or (b) the Contemplated Transactions. Buyer is not subject to any Order that could reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations hereunder.

7.7	Brokers. Buyer has not retained any broker in connection with the Contemplated Transactions. Seller has no, and will have no, obligation to pay any brokers, finders, investment bankers, financial advisors or similar fees in connection with this Agreement or the Contemplated Transactions by reason of any action taken by or on behalf of Buyer.

Article VIII. Covenants of the Parties

8.1	Maintenance of Business Prior to Closing. Seller has not accelerated the volume of sales of the Products and Product Inventory, not announced Product price increases and not sold or disposed of Product Inventory other than Histex PD-12 and Histex IE and sales of Products and Product Inventory in the Ordinary Course of Business.

8.2	Cooperation. Each Party shall cooperate fully with the other in preparing and filing all notices, applications, submissions, reports and other instruments and documents that are necessary, proper or advisable under applicable Laws to consummate and make effective the Contemplated Transactions, including Seller’s cooperation in the efforts of Buyer to obtain (i) any consents and approvals of any Governmental or Regulatory Authority required for Buyer to be able to own the Purchased Assets

8.3	Access.

(a) Upon the request of Seller, Buyer shall at all times following the Closing, to the extent permitted by Law, grant to Seller and its representatives the right, and agreed upon times during normal business hours to inspect and copy the Books and Records and other documents in Buyer’s possession to the extent pertaining to the operation of the Business prior to the Closing Date for Tax purposes and in connection with Actions or Proceedings.

(b) Buyer agrees to keep and maintain all Books and Records and other documents in existence on the Closing Date and make personnel of Buyer or its Affiliates available to Seller or its representatives to the extent such access is otherwise necessary for Seller to comply with or enforce the terms of this Agreement or comply with any applicable Law or for Tax purposes; it being understood that Seller shall reimburse Buyer promptly for its reasonable and necessary out of pocket expenses incurred in complying with any such request by or on behalf of Seller. To the extent any Books and Records of Seller remain in its possession post-Closing, Buyer shall have the right upon reasonable notice and during normal business hours to inspect and copy such Books and Records.

This provision shall remain in effect for a period of two (2) years from either the expiry of the royalty payment date or termination of the contract.

8.4	Press Release and Public Announcements. No Party shall issue any press release or make any public announcement relating to the Contemplated Transactions without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party and its counsel at least one day prior to making the disclosure).

8.5	Non-Solicitation. For a period of three (3) years from the Closing Date, Buyer agrees that Buyer shall not solicit employment from any current employee of Seller or an Affiliate of Seller or any ex-employee of Seller or an Affiliate of Seller who was employed by Seller or any Affiliate of Seller on October 4, 2006, without the written consent of Seller.

8.6	Corporate Names.

(a) Except as set forth in this Article 8.6, following the Closing Date, Buyer shall not have any rights by virtue of the Contemplated Transactions to any Trademarks relating to Seller or any of the Affiliates of Seller or any of their products other than the Trademarks.

(b) Buyer may use Marketing Materials that were transferred to Buyer as Purchased Assets that bear any of the Corporate Names in connection with its operation of the Business following the Closing and for up to one hundred eighty (180) days thereafter; and thereafter Buyer may use such Marketing Materials only if Buyer completely removes all Corporate Names from, or completely covers all Corporate Names on, such materials. Buyer acknowledges and agrees that Seller shall have no Liability or other obligation arising out of or in connection with Buyer’s or it Affiliate’s use of the Marketing Materials.

(c) Buyer may use in connection with its operation of the Business until inventory is depleted or goes out of date , (or such shorter period as any Governmental or Regulatory Authority shall designate) items of Product Inventory and Sample Inventory that bear any Corporate Names, it being understood that Buyer will use its best efforts to use or sell such items of Product Inventory and Sample Inventory prior to selling or using any other product under the trademark or trade name of the Product Inventory or Sample Inventory, respectively

8.7	Handling of Product Inventory and Products. From and after the Closing, Buyer shall hold, store, and ship any Product Inventory and returned Products in the Distribution Channel substantially in accordance with (a) all applicable Laws, (b) current good manufacturing practices, (c) the applicable Regulatory Approvals, and (d) applicable analytical methods and procedures, material specifications, master batch records, and stability protocols

8.8	Labeling Requirements. Following the Closing, Buyer shall, at its own expense and as expeditiously as possible, use all reasonable efforts to obtain such FDA approvals necessary for Buyer Labeling for the Products to be manufactured after the Closing and, promptly comply with such FDA approvals upon receipt thereof.

8.9	Further Assurances.

(a) On and after the Closing, Seller shall from time to time, at the request of Buyer, execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as Buyer may reasonably request, in order to more effectively consummate the Contemplated Transactions and to vest in Buyer good and marketable title to the Purchased Assets.

(b) On and after the Closing, Buyer shall from time to time, at the request of Seller, take such actions as Seller may reasonably request, in order to more effectively consummate the Contemplated Transactions, including Buyer’s assumption of the Assumed Liabilities.

8.10	Handling of Products and Product Inventory Returned to Seller. If any of the Products or Product Inventory are returned to Seller, Seller shall invoice Buyer for any costs not to exceed actual costs incurred by Seller with respect such returns and shall i) for Products or Product Inventory with “6 months or more dating,” and in case quantities return same to Buyer, or ii) for Products or Product Inventory with “6 months or less dating,” deliver same to a destruction facility contractor of Buyer’s choice and at Buyer’s expense.

8.11	No Competing Products. Both Buyer and Seller acknowledge that both parties currently market products in the same therapeutic area for the same indication. Seller and each of its Affiliates shall not develop, manufacture or distribute any products other than those Seller already markets or distributes for the same indication that has a, trade name confusingly similar to the Products sold to Buyer hereunder for a period of five (5) years after the Closing.

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Article IX. Conditions to the Obligations of Seller

The obligation of Seller to effect the Contemplated Transactions is subject to the satisfaction (or waiver by Seller), at or before the Closing, of each of the following conditions:

9.1	Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though given on and as of such date and Buyer shall have performed all agreements and covenants required by this Agreement to be performed by it prior to or on the Closing Date, and Seller shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Buyer.

9.2	No Actions or Proceedings. No Actions or Proceedings that question the validity or legality of the Contemplated Transactions shall have been instituted or threatened and not settled or otherwise terminated.

Article X. Conditions to the Obligations of Buyer

The obligation of Buyer to effect the Contemplated Transactions is subject to the satisfaction (or waiver by Buyer), at or before the Closing, of each of the following conditions:

10.1	Representations, Warranties and Covenants. All representations and warranties of Parent and Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though given on and as of such date, excluding for such purpose any representations and warranties that are by their terms given only as of a specific date, and Seller shall have performed all agreements and covenants required by this Agreement to be performed by it prior to or on the Closing Date, and Buyer shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Seller.

10.2	No Actions or Proceedings. No Actions or Proceedings that question the validity or legality of the Contemplated Transactions shall have been instituted or threatened and not settled or otherwise terminated.

10.3	Other Closing Deliveries. Seller shall have delivered to Buyer such other certificates and documents customary in transactions similar to those contemplated hereby that are reasonably requested by Buyer.

10.4	Adverse Effect. No event creating an Adverse Effect affecting the Purchased Assets shall have occurred from the date of this Agreement through Closing such that Buyer reasonably determines that the Contemplated Transactions are no longer beneficial to its interests.

Article XI. Indemnification

11.1	Survival of Representations, Warranties, Etc. The representations, warranties and covenants of Seller and Buyer contained in this Agreement shall survive the Closing.

11.2	Indemnification.

(a) By Seller. Subject to Articles11.3 and 11.4, from and after the Closing, Seller and Parent shall indemnify, reimburse, defend and hold harmless Buyer, its Affiliates, and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all costs, losses, Liabilities, damages, lawsuits, deficiencies, claims and expenses (including interest, penalties and reasonable fees and disbursements of attorneys paid in connection with the investigation, defense or settlement of any of the foregoing) (collectively, the “Damages”), to the extent resulting from (i) any inaccuracy or Breach of any covenant, representation, warranty or other agreement of Parent or Seller herein, or (ii) the failure of Seller to pay, perform or discharge any Excluded Liabilities.

(b) By Buyer. Subject to Articles11.3 and 11.4, from and after the Closing, Buyer shall indemnify, reimburse, defend and hold harmless Seller, its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Damages resulting from (i) any inaccuracy or Breach of any covenant, representation, warranty or other agreement of Buyer herein, (ii) Buyer’s conduct of the Business from and after the Closing; and (iii) the failure of Buyer to pay, perform or discharge any Assumed Liabilities.

(c) Procedures. The indemnified Party (the “Indemnified Party”) shall give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Damages or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Article 11.2(a) or Article 11.2(b), but in no event shall the Indemnifying Party be liable for any Damages that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a reasonable description of the claim and the nature and amount of such Damages (to the extent that the nature and amount of such Damages are known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Damages. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents (collectively, the “Indemnitees” and each an “Indemnitee”) shall be made solely by such Party to this Agreement.

(d) Third Party Claims. The obligations of an Indemnifying Party under this Article 11.2 with respect to Damages arising from claims of any third party that are subject to indemnification as provided for in Article 11.2(a) or Article 11.2(b) (a “Third Party Claim”) shall be governed by and be contingent upon the following additional terms and conditions:

(i) At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnitee in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnitee’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party that is reasonably acceptable to the Indemnified Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall promptly deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. Should the Indemnifying Party assume the defense of a Third Party Claim, except as provided in subsection (ii) below, the Indemnifying Party shall not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnitee from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Damages incurred by the Indemnifying Party in its defense of the Third Party Claim with respect to such Indemnitee.

(ii) Without limiting Article 11.2(d)(i), any Indemnitee shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnitee’s own expense unless (A) the employment thereof has been specifically authorized in advance by the Indemnifying Party in writing, (B) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Article 11.2(d)(i) (in which case the Indemnified Party shall control the defense) or (C) if the Indemnified Party and the Indemnifying Party are both named parties to the proceeding and the Indemnified Party has reasonably concluded that there may be one or more legal defenses that are different from or in addition to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party and the Indemnifying Party shall be liable for all legal expenses incurred by the Indemnified Party in furtherance thereof).

(iii) With respect to any Damages relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee’s becoming subject to injunctive or other relief or otherwise materially adversely affect the business of the Indemnitee in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Damages in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Article 11.2(d)(i), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of Damages by an Indemnitee that is reached without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party.

(iv) Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

(e) Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a quarterly basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnity the Indemnified Party.

11.3	Limitations

(a)The amount of any Damages under Article 11.2(a) and 11.2(d) shall be reduced by the amount of any insurance proceeds paid to the Indemnified Party relating to such claim.

(b)The right of the Buyer Indemnified Parties to indemnification under this Article XI shall be the exclusive remedy of the Buyer Indemnified Parties with respect to claims incurred in connection with, arising out of, resulting from or incident to (i) any inaccuracy or Breach of any covenant, representation, warranty or other agreement of Seller herein, or (ii) the failure of Seller to pay, perform or discharge any Excluded Liabilities.

11.4	Limitation of Liability. EXCEPT AS PROVIDED FOR IN SECTIONS 11.01, 11.02 AND 11.03, NEITHER SELLER NOR BUYER SHALL BE LIABLE TO THE OTHER OR ANY THIRD PARTY BY REASON OF ANY REPRESENTATION OR WARRANTY, CONDITION OR OTHER TERM OR ANY DUTY OF COMMON LAW, OR UNDER THE EXPRESS TERMS OF THIS AGREEMENT, FOR ANY CONSEQUENTIAL, SPECIAL OR INCIDENTAL OR PUNITIVE LOSS OR DAMAGE (WHETHER FOR LOSS OF CURRENT OR FUTURE PROFITS, LOSS OF ENTERPRISE VALUE OR OTHERWISE) AND WHETHER OCCASIONED BY THE NEGLIGENCE OF SELLER OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.

Article XII. Miscellaneous

12.1	Confidentiality.

(a) In addition to the restrictions contained in Article 8.4, after the Closing, no Party (a “Disclosing Party”) shall, without the prior written consent of the other Party (the “Non-disclosing Party”), disclose to any Person Confidential Information (as defined below) of the Non-disclosing Party, except to a Disclosing Party’s or its Affiliates employees or representatives who need to know such information for any reason contemplated by the Contemplated Transactions (and then only to the extent that such persons are under an obligation to maintain the confidentiality of the Confidential Information), or use any Confidential Information of the Non-disclosing Party for any reason other than the Contemplated Transactions unless such Disclosing Party has (i) consulted with the Non-disclosing Party and obtained the Non-disclosing Party’s prior written consent, and (ii) been advised by counsel that disclosure is required to be made under applicable Law or the requirements of a national securities exchange or another similar regulatory body. In the event that the Disclosing Party is requested or required by documents subpoena, civil investigative demand, interrogatories, requests for information, or other similar process to disclose any Confidential Information, the Disclosing Party shall provide the Non-disclosing Party with prompt written notice of such request or demands or other similar process so that the Non-disclosing Party may seek an appropriate protective order or, if such request, demand or other similar process is mandatory, waive the Disclosing Party’s compliance with the provisions of this Section 12.01(a) as appropriate.

(b) The term “Confidential Information” as used in this Section 12.01 means (i) as to Buyer, all confidential information relating to Buyer’s business, the

Purchased Assets and the Assumed Liabilities, and (ii) as to Seller, all confidential information relating to the Business (other than the Purchased Assets and the Assumed Liabilities) and the business and operations of the Seller and its Affiliates, including the Excluded Assets or other obligations other than the Assumed Liabilities, in each of (i) and (ii) whether disclosed prior to or after the date hereof. The term “Confidential Information” does not include information which becomes generally available to the public other than as a result of disclosure by the Disclosing Party, or becomes available to the Disclosing Party on a non-confidential basis from a source other than the Non-disclosing Party, provided that such source is not bound by a confidentiality agreement with the Non-disclosing Party.

12.2	Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by nationally recognized overnight courier that maintains records of delivery to the Parties at the following addresses or facsimile numbers:

If to Seller to:	TEAMM Pharmaceuticals, Inc.
2501 Aerial Center Parkway
Suite 100
Morrisville, NC 27560
Attention: Martin Baum, President_
Facsimile: 919-481-9311

With copies to:

ACCENTIA BIOPHARMACEUTICALS, INC.
324 South Hyde Park Ave., Suite 350
Tampa, Florida 33606
Attention: Corporate Counsel
Facsimile: (813) 258-6912

If to Buyer to:	Tiber Pharmaceuticals, Inc
5400 Laurel Springs Parkway
Building 500
Suwanee, GA 30024
Attention: Rich Gorman
Facsimile: 770-886-3917

With copies to:	Rivers Edge Pharmaceuticals , LLC
5400 Laurel Springs Parkway
Building 500
Suwanee, GA 30024
Attention: Brendan Murphy
Facsimile: 770-886-3917

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon receipt, (ii) if delivered by facsimile to the facsimile number as provided in this Section, be deemed given upon receipt by the sender of the answer back confirmation and (iii) if delivered by mail in the manner described above or by overnight courier to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties hereto in accordance with the terms of this Section.

12.3	Entire Agreement. This Agreement (and all Exhibits and Schedules attached hereto and all other documents delivered in connection herewith) supersedes all prior discussions and agreements among the Parties with respect to the subject matter hereof and contains the sole and entire agreement among the Parties hereto with respect to the subject matter hereof.

12.4	Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

12.5	Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each Party hereto.

12.6	Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

12.7	Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Party hereto (which consent shall not be unreasonably withheld) and any attempt to do so will be void; provided that Seller shall be entitled to assign any rights to receive payments hereunder without Buyer’s consent. This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and permitted assigns.

12.8	Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof

12.9	Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein.

12.10	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

12.11	Expenses. Except as otherwise provided in this Agreement, each Party hereto shall pay its own expenses and costs incidental to the preparation of the Contemplated Transactions.

12.12	Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

12.13	Schedules, Exhibits and Other Agreements. The Exhibits, Schedules, other agreements, certificates and notices specifically referred to herein, and delivered pursuant hereto, are an integral part of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto all as of the date first above written.

TEAMM PHARMACEUTICALS, INC., a Florida Corporation

By:	/s/ Martin Baum
	Name:	Martin Baum
	Title:	President and Chief Executive Officer

ACCENTIA BIOPHARAMCEUTICALS, INC.

By:	/s/ Alan Pearce
	Name:	Alan Pearce
	Title:	Chief Financial Officer

TIBER LABORATORIES, a Georgia Corporation

By:	/s/ Richard M. Gorman
	Name:	Richard M. Gorman
	Title:	President

Article 6.5 Seller Disclosure Schedule

To Seller’s Knowledge, Seller may have common law trademark rights with respect to the following products:

Histex™ HC

Histex™ SR

Histex™ Liquid

Histex™ PD

Article 6.6 Seller Disclosure Schedule

ACCOUNT NAME	Contract2	NDC	NDCDesc	Tier	TierDesc	BEGDATE	ENDDATE	RBAmt	ADAmt	CODE	Type	Total Rebate	Active
Histex CT
ADVANCE PCS HEALTH (CareMark)	040103PCS	6733625801	Histex CT	1		04/01/03	12/31/06	0.1000	0.0300	PCS	PBM	0.1300	A

ADVANCE PCS HEALTH (CareMark)	040103PCS	6733625801	Histex CT	2		04/01/03	12/31/06	0.1100	0.0300	PCS	PBM	0.1400	A

ADVANCE PCS HEALTH (CareMark)	040103PCS	6733625801	Histex CT	3		04/01/03	12/31/06	0.1100	0.0300	PCS	PBM	0.1400	A

ADVANCE PCS HEALTH (CareMark)	040103PCS	6733625801	Histex CT	4		04/01/03	12/31/06	0.1200	0.0300	PCS	PBM	0.1500	A

FEDERAL SUPPLY SCHEDULE	090103FSS	6733625801	Histex CT			09/01/03	12/31/99	0.2602	—	FSS	GOV	0.2600	A

MCKESSON	031504MCK	6733625801	Histex CT			03/15/04	12/31/99	0.2430	—	MCK	WHLS	0.2430	A

MEDCO HEALTH SOLUTIONS	070103MMH	6733625801	Histex CT	2	MailOrder	07/01/03	06/30/07	0.2500	—	MMH	PBM	0.2500	A

MEDCO HEALTH SOLUTIONS	070103MMH	6733625801	Histex CT	3	Medicare	03/15/04	06/30/06	0.2310	—	MMH	PBM	0.2310	A

MEDCO HEALTH SOLUTIONS	070103MMH	6733625801	Histex CT			07/01/03	06/30/07	0.2200	0.0300	MMH	PBM	0.2500	A

PUBLIC HEALTH SERVICE	070102PHS	6733625801	Histex CT	14		04/01/06	06/30/06	0.3694	—	PHS	GOV	0.3694	A

PUBLIC HEALTH SERVICE	070102PHS	6733625801	Histex CT	15		07/01/06	09/30/06	0.3694	—	PHS	GOV	0.3694	A

WELLPOINT	011204WLP	6733625801	Histex CT			10/01/03	09/30/06	0.1200	—	WLP	PBM	0.1200	A

Histex HC

ADVANCE PCS HEALTH (CareMark)	040103PCS	6733691016	Histex HC	1		04/01/03	12/31/06	0.1000	0.0300	PCS	PBM	0.1300	A

ADVANCE PCS HEALTH (CareMark)	040103PCS	6733691016	Histex HC	2		04/01/03	12/31/06	0.1200	0.0300	PCS	PBM	0.1500	A

ADVANCE PCS HEALTH (CareMark)	040103PCS	6733691016	Histex HC	3		04/01/03	12/31/06	0.1200	0.0300	PCS	PBM	0.1500	A

ADVANCE PCS HEALTH (CareMark)	040103PCS	6733691016	Histex HC	4		04/01/03	12/31/06	0.1400	0.0300	PCS	PBM	0.1700	A

AMERICAN PHARMACY CO-OP	070105APC	6733691016	Histex HC			07/01/05	12/31/06	0.0700	—	APC	RET	0.0700	A

API	070105API	6733691016	Histex HC			07/01/05	12/31/06	0.0700	0.0200	API	RET	0.0900	A

APN	070105APN	6733691016	Histex HC			07/01/05	06/30/06	0.0700	0.0200	APN	GPO	0.0900	A

FEDERAL SUPPLY SCHEDULE	090103FSS	6733691016	Histex HC			09/01/03	12/31/99	0.2601	—	FSS	GOV	0.2600	A

MCKESSON	031504MCK	6733691016	Histex HC			03/15/04	12/31/99	0.2430	—	MCK	WHLS	0.2430	A

MEDCO HEALTH SOLUTIONS	070103MMH	6733691016	Histex HC	2	MailOrder	07/01/03	06/30/07	0.2500	—	MMH	PBM	0.2500	A

MEDCO HEALTH SOLUTIONS	070103MMH	6733691016	Histex HC	3	Medicare	03/15/04	06/30/06	0.2310	—	MMH	PBM	0.2310	A

MEDCO HEALTH SOLUTIONS	070103MMH	6733691016	Histex HC			07/01/03	06/30/07	0.2200	0.0300	MMH	PBM	0.2500	A

MHA	100105MHA	6733691016	Histex HC			10/01/05	09/30/07	0.1400	0.0300	MHA	GPO	0.1700	A

NC MUTUAL	010106NCM	6733691016	Histex HC			01/01/05	06/30/06	0.0500	—	NCM	WHLS	0.0500	A

OPTISOURCE	050106OPT	6733691016	Histex HC			05/01/06	12/31/06	0.1100	—	OPT	GPO	0.1100	A
PBA HEALTH	112205PBA	6733691016	Histex HC			11/22/05	12/31/07	0.0800	0.0200	PBA	GPO	0.1000	A
PUBLIC HEALTH SERVICE	070102PHS	6733691016	Histex HC	14		04/01/06	06/30/06	0.3367	—	PHS	GOV	0.3367	A
PUBLIC HEALTH SERVICE	070102PHS	6733691016	Histex HC	15		07/01/06	09/30/06	0.5275	—	PHS	GOV	0.5275	A
WELLPOINT	011204WLP	6733691016	Histex HC			10/01/03	09/30/06	0.1200	—	WLP	PBM	0.1200	A

Histex Liquid
ADVANCE PCS HEALTH (CareMark)	040103PCS	6733627516	Histex Liquid	1		04/01/03	12/31/06	0.1000	0.0300	PCS	PBM	0.1300	A
ADVANCE PCS HEALTH (CareMark)	040103PCS	6733627516	Histex Liquid	2		04/01/03	12/31/06	0.1100	0.0300	PCS	PBM	0.1400	A
ADVANCE PCS HEALTH (CareMark)	040103PCS	6733627516	Histex Liquid	3		04/01/03	12/31/06	0.1100	0.0300	PCS	PBM	0.1400	A
ADVANCE PCS HEALTH (CareMark)	040103PCS	6733627516	Histex Liquid	4		04/01/03	12/31/06	0.1200	0.0300	PCS	PBM	0.1500	A
ADVANCE PCS HEALTH (CareMark)	040103PCS	6733627516	Histex Liquid	5	Medicare	06/01/04	12/31/06	0.3000	0.0300	PCS	PBM	0.3300	A
FEDERAL SUPPLY SCHEDULE	090103FSS	6733627516	Histex Liquid			09/01/03	12/31/99	0.2885	—	FSS	GOV	0.2600	A
MCKESSON	031504MCK	6733627516	Histex Liquid			03/15/04	12/31/99	0.2430	—	MCK	WHLS	0.2430	A
MEDCO HEALTH SOLUTIONS	070103MMH	6733627516	Histex Liquid	2	MailOrder	07/01/03	06/30/07	0.2500	—	MMH	PBM	0.2500	A
MEDCO HEALTH SOLUTIONS	070103MMH	6733627516	Histex Liquid	3	Medicare	03/15/04	06/30/06	0.2310	—	MMH	PBM	0.2310	A
MEDCO HEALTH SOLUTIONS	070103MMH	6733627516	Histex Liquid			07/01/03	06/30/07	0.2200	0.0300	MMH	PBM	0.2500	A
MHA	100105MHA	6733627516	Histex Liquid			10/01/05	09/30/07	0.1400	0.0300	MHA	GPO	0.1700	A
OPTISOURCE	050106OPT	6733627516	Histex Liquid			05/01/06	12/31/06	0.0200	—	OPT	GPO	0.0200	A
PUBLIC HEALTH SERVICE	070102PHS	6733627516	Histex Liquid	14		04/01/06	06/30/06	0.1831	—	PHS	GOV	0.1831	A
PUBLIC HEALTH SERVICE	070102PHS	6733627516	Histex Liquid	15		07/01/06	09/30/06	0.1831	—	PHS	GOV	0.1831	A
WELLPOINT	011204WLP	6733627516	Histex Liquid			10/01/03	09/30/06	0.1200	—	WLP	PBM	0.1200	A

Histex PD
ADVANCE PCS HEALTH (CareMark)	040103PCS	6733625416	Histex PD	1		04/01/03	12/31/06	0.1000	0.0300	PCS	PBM	0.1300	A
ADVANCE PCS HEALTH (CareMark)	040103PCS	6733625416	Histex PD	2		04/01/03	12/31/06	0.1200	0.0300	PCS	PBM	0.1500	A
ADVANCE PCS HEALTH (CareMark)	040103PCS	6733625416	Histex PD	3		04/01/03	12/31/06	0.1200	0.0300	PCS	PBM	0.1500	A
ADVANCE PCS HEALTH (CareMark)	040103PCS	6733625416	Histex PD	4		04/01/03	12/31/06	0.1400	0.0300	PCS	PBM	0.1700	A
AHOLD	010106AHD	6733625416	Histex PD			01/01/06	12/31/06	0.2500	—	AHD	RET	0.2500	A
APN	070105APN	6733625416	Histex PD			07/01/05	06/30/06	0.0700	0.0200	APN	GPO	0.0900	A
EPIC PHARMACIES	021506EPI	6733625416	Histex PD			02/15/06	03/31/07	0.2500	—	EPI	GPO	0.2500	A
FEDERAL SUPPLY SCHEDULE	090103FSS	6733625416	Histex PD			09/01/03	12/31/99	0.2600	—	FSS	GOV	0.2600	A

KROGER	040106KRO	6733625416	Histex PD			04/01/06	12/31/06	0.2700	—	KRO	RET	0.2700	A
MCKESSON	031504MCK	6733625416	Histex PD			03/15/04	12/31/99	0.2430	—	MCK	WHLS	0.2430	A
MEDCO HEALTH SOLUTIONS	070103MMH	6733625416	Histex PD	2	MailOrder	07/01/03	06/30/07	0.2500	—	MMH	PBM	0.2500	A
MEDCO HEALTH SOLUTIONS	070103MMH	6733625416	Histex PD	3	Medicare	03/15/04	06/30/06	0.2310	—	MMH	PBM	0.2310	A
MEDCO HEALTH SOLUTIONS	070103MMH	6733625416	Histex PD			07/01/03	06/30/07	0.2200	0.0300	MMH	PBM	0.2500	A
MHA	100105MHA	6733625416	Histex PD			10/01/05	09/30/07	0.1400	0.0300	MHA	GPO	0.1700	A
OPTISOURCE	050106OPT	6733625416	Histex PD			05/01/06	12/31/06	0.1100	—	OPT	GPO	0.1100	A
PBA HEALTH	112205PBA	6733625416	Histex PD			11/22/05	12/31/07	0.2300	0.0200	PBA	GPO	0.2500	A
PEYTON/KROGER	040106PEY	6733625416	Histex PD			04/01/06	12/31/06	0.2700	—	PEY	RET	0.2700	A
PHARMACY SELECT	010106PSE	6733625416	Histex PD			01/01/06	12/31/06	0.2500	—	PSE	GPO	0.2500	A
PUBLIC HEALTH SERVICE	070102PHS	6733625416	Histex PD	14		04/01/06	06/30/06	0.3720	—	PHS	GOV	0.3720	A
PUBLIC HEALTH SERVICE	070102PHS	6733625416	Histex PD	15		07/01/06	09/30/06	0.3720	—	PHS	GOV	0.3720	A
WELLPOINT	011204WLP	6733625416	Histex PD			10/01/03	09/30/06	0.1200	—	WLP	PBM	0.1200	A

Histex SR
ADVANCE PCS HEALTH (CareMark)	040103PCS	6733608901	Histex SR	1		04/01/03	12/31/06	0.1000	0.0300	PCS	PBM	0.1300	A
ADVANCE PCS HEALTH (CareMark)	040103PCS	6733608901	Histex SR	2		04/01/03	12/31/06	0.1100	0.0300	PCS	PBM	0.1400	A
ADVANCE PCS HEALTH (CareMark)	040103PCS	6733608901	Histex SR	3		04/01/03	12/31/06	0.1100	0.0300	PCS	PBM	0.1400	A
ADVANCE PCS HEALTH (CareMark)	040103PCS	6733608901	Histex SR	4		04/01/03	12/31/06	0.1200	0.0300	PCS	PBM	0.1500	A
ADVANCE PCS HEALTH (CareMark)	040103PCS	6733608901	Histex SR	5	Medicare	06/01/04	12/31/06	0.1700	0.0300	PCS	PBM	0.2000	A
AHOLD	010106AHD	6733608901	Histex SR			01/01/06	12/31/06	0.2000	—	AHD	RET	0.2000	A
AMERICAN PHARMACY CO-OP	070105APC	6733608901	Histex SR			07/01/05	12/31/06	0.2000	—	APC	RET	0.2000	A
API	070105API	6733608901	Histex SR			07/01/05	12/31/06	0.2000	0.0200	API	RET	0.2200	A
APN	070105APN	6733608901	Histex SR			07/01/05	06/30/06	0.0700	0.0200	APN	GPO	0.0900	A
EPIC PHARMACIES	021506EPI	6733608901	Histex SR			02/15/06	03/31/07	0.2000	—	EPI	GPO	0.2000	A
FEDERAL SUPPLY SCHEDULE	090103FSS	6733608901	Histex SR			09/01/03	12/31/99	0.2887	—	FSS	GOV	0.2600	A
KROGER	040106KRO	6733608901	Histex SR			04/01/06	12/31/06	0.2700	—	KRO	RET	0.2700	A
MCKESSON	031504MCK	6733608901	Histex SR			03/15/04	12/31/99	0.2430	—	MCK	WHLS	0.2430	A
MEDCO HEALTH SOLUTIONS	070103MMH	6733608901	Histex SR	2	MailOrder	07/01/03	06/30/07	0.2500	—	MMH	PBM	0.2500	A
MEDCO HEALTH SOLUTIONS	070103MMH	6733608901	Histex SR	3	Medicare	03/15/04	06/30/06	0.1309	—	MMH	PBM	0.1309	A
MEDCO HEALTH SOLUTIONS	070103MMH	6733608901	Histex SR			07/01/03	06/30/07	0.2200	0.0300	MMH	PBM	0.2500	A
MHA	100105MHA	6733608901	Histex SR			10/01/05	09/30/07	0.1400	0.0300	MHA	GPO	0.1700	A

NC MUTUAL	010106NCM	6733608901	Histex SR		01/01/05	06/30/06	0.0500	—	NCM	WHLS	0.0500	A
OPTISOURCE	050106OPT	6733608901	Histex SR		05/01/06	12/31/06	0.1100	—	OPT	GPO	0.1100	A
PBA HEALTH	112205PBA	6733608901	Histex SR		11/22/05	12/31/07	0.2300	0.0200	PBA	GPO	0.2500	A
PEYTON/KROGER	040106PEY	6733608901	Histex SR		04/01/06	12/31/06	0.2700	—	PEY	RET	0.2700	A
PHARMACY SELECT	010106PSE	6733608901	Histex SR		01/01/06	12/31/06	0.2000	—	PSE	GPO	0.2000	A
PUBLIC HEALTH SERVICE	070102PHS	6733608901	Histex SR	14	04/01/06	06/30/06	0.4500	—	PHS	GOV	0.4500	A
PUBLIC HEALTH SERVICE	070102PHS	6733608901	Histex SR	15	07/01/06	09/30/06	0.4500	—	PHS	GOV	0.4500	A
WELLPOINT	011204WLP	6733608901	Histex SR		10/01/03	09/30/06	0.1200	—	WLP	PBM	0.1200	A

Article 6.7 Seller Disclosure Schedule

Exhibit A Inventory at Distribution Center as of October 3, 2006

Trade Stock in DDN as of 10/03/2006

NDC Description	NDC	LotExpDate	Lot#	Qty	Value
Histex HC	6733691016	20070731	2065	414	$2,182
		20080331	1376	3,831	$20,189
Histex HC Total				4,245	$22,371
Histex Liquid	6733627516	20090131	24	2244	$6912
		20090228	804	3,972	$12,234
Histex Liquid Total				6,312	$19,145
Histex PD	6733625416	20070630	1845	587	$1,597
		20080331	1606	3,932	$10,695
Histex PD Total				4,519	$12,292
Histex SR	6733608901	20071130	6087	1,497	$7,336

Total Histex					$61,143

Schedule A

Rivers Edge Return Liability Calculation

	Lot	Qty	Expiry Date	Lot Qty	Rivers Edge Liability
Histex SR 100ct	6087	1497	11/30/2007	4885	30.64%
Histex Liq	24	2244	1/31/2009	3985	56.31%
Histex Liq	804	3972	2/28/2009	3996	99.40%

Exhibit B Wholesaler Inventory

Inventory at McKesson, Cardinal and Amerisource as of August 30, 2006

	Cardinal	Amerisource	McKesson	Total
Histex SR Capsules	144	129	320	593
Histex HC Liquid	158	86	534	778
Histex Pd Liquid	113	24	321	458
Histex Liquid	74	40	164	278

Exhibit C

Products and NDC Codes

Products	NDC Codes

Histex Liquid	67336-0275-16

Histex HC	67336-0910-16

Histex PD	67336-0254-16

Histex SR	67336-0089-01

Histex CT	67336-0258-01